Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Receives Expected Notification of Deficiency from NASDAQ related to delayed quarterly report on form 10-Q
Sioux Falls, S.D.-September 16, 2016-Raven Industries, Inc. (NASDAQ: RAVN) announced today that as a result of being unable to timely file its Quarterly Report on Form 10-Q (Form 10-Q), as indicated in the Company’s filing with the Securities and Exchange Commission (SEC) on September 12, 2016, the Company has become non-compliant with the NASDAQ Listing Rule 5250(c)(1). This rule requires the Company to file its Form 10-Q for the three and six months ended July 31, 2016 with the SEC within 45 days of the end of the quarter.
Under NASDAQ listing rules, the Company has an additional 60 calendar days to file its Form 10-Q for this period. If the Company files its Form 10-Q within the 60 day period, the matter will be resolved. If the Company is unable to file its Form 10-Q within the 60 days, it will need to file a plan with NASDAQ. Upon approval of this plan, the Company would have an additional 75 days to file its Form 10-Q.
The Company is working diligently to complete and file its Form 10-Q and expects to have this completed within the next 60 days.
About Raven Industries, Inc.:
Since 1956, Raven Industries has designed and manufactured high quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven realizes its vision by developing innovative solutions to great challenges related to the markets we understand and serve. Today, those solutions are focused on feeding and connecting the growing world population, preserving natural resources, and answering the growing need for security. Utilizing our strength in engineering, manufacturing, and technological innovation, Raven is a leader in precision agriculture, high-performance specialty films, and situational awareness markets. Visit www.ravenind.com for more information.
Cautionary Statement:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, the Company’s ability to regain compliance with the NASDAQ continued listing rules by filing its Form 10-Q for second quarter ending July 31, 2016. This list is not exhaustive, and the Company does not have

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an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

Contact Information:
Bo Larson
Investor Relations Manager
Raven Industries, Inc.
+1(605)-336-2750

Source: Raven Industries, Inc

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